Ex 16.1

JEFFREY TSANG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
Units 1205-6. 12/F. Cheuk Nang Centre. 9 Hillwood Road, Tslmshatsui, Kowloon, Hong Kong.
Tel: (852) 2781 1606 Fax: (852) 2783 0752 E-mail: info@hkjtc.com

March 20, 2008

Office of the Chief Accountant
Securities & Exchange Commission
I00 F Street, NE
Washington D.C. 20549

Ladies and Gentlemen,

We have read the statements included under Item 4.01, Changes in Registrant’s Certifying Accountant, in the Form 8-K dated March 19, 2008, of ACL Semiconductors Inc. (the “Company”) to be filcd with the Securities and Exchange Commission and we are in agreement with the statements therein insofar as they relate to our firm. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of JTC Fair Song CPA Firm as the new independent registered public accounting firm.

/s/ Jeffrey Tsang & Co.
JEFFREY TSANG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
Hong Kong